Exhibit 10.17

English translation of the executed copy

The Equity Transfer Agreement Regarding

Liaoning Sunshine Bio-Pharmaceutical Company Limited

Between

Shenyang Sunshine Pharmaceutical Company Limited

And

Dan Lou

EQUITY TRANSFER AGREEMENT

THIS AGREEMENT is entered into by and between the following parties in Shenyang City of Liaoning Province on November 10, 2006:

The Transferor: Shenyang Sunshine Pharmaceutical Company Limited

Legal Address: No. 3 A1, Road 10, Shenyang Economy & Technology Development Zone

Legal Representative: Dan Lou

The Transferee: Dan Lou

Identity Cared Number: 210102193503076017

Whereas:

1.	The Transferor is a foreign invested wholly owned enterprise established and validly subsisted according to the laws of the People’s Republic of China (hereinafter the “PRC”), which is holding 90% equity of Liaoning Sunshine Pharmaceutical Company Limited (hereinafter the “Liaoning Sunshine”) (hereinafter the “Subject Equity”);

2.	The Transferee is a legitimate Chinese citizen, who is legally qualified to take up the transferred equity of Beijing Sunshine according to relevant laws;

3.	Liaoning Sunshine is a company with limited liability incorporated and validly subsisted according to the laws of the PRC, the business scope of which covers the sale of bio-products (including bio-pharmaceuticals), biochemical medicines, chemical preparations, antibiotics, prepared traditional Chinese medicines (efficacious before 31 December 2009) and diagnostic medicines; the sale of three types of medical equipment (excluding throwaway aseptic medical appliances (efficacious before 31 December 2009); the manufacture, sale of special nutrition food; the self-operation and agency of various commodities and technologies and their export and import (excluding those under restricted operation or prohibited to import and export by the State). Its registered capital is RMB 15 million, which is fully paid up, with the Transferor and Shenyang Keweier Advanced Technology Co., Ltd. as existing shareholders, Shenyang Keweier Advanced Technology Co., Ltd. holding 10% equity interest and the Transferor 90% in Liaoning Sunshine;

4.	The Transferor agrees to transfer and the Transferee agrees to acquire the Subject Equity according to the stipulated terms and conditions of this Agreement.

Accordingly, the Transferor and the Transferee reach an agreement as follows:

I Equity Transfer

1.	The Transferor shall transfer the Subject Equity to the Transferee according to the stipulations of this Agreement.

2.	The Transferee shall acquire the Subject Equity according to the stipulations of this Agreement.

3.	With effect from the day on which this Agreement takes effect and Liaoning Sunshine has completed the procedures for change of industrial and commercial registration, the Transferee shall become the legal owner of the Subject Equity, enjoying and bearing all rights and obligations in relation to the Subject Equity; whereas the Transferor shall no longer enjoy any rights in relation to the Subject Equity, nor bear any obligations and liabilities in relation to the Subject Equity, except with those agreed separately by the Parties hereto. The Transferor shall have the obligation to render assistance in the completion of all necessary legal procedures relating to the transfer of Subject Equity by the Transferee and Liaoning Sunshine.

II Equity Transfer Price and its Settlement

1.	As agreed after consultation by the Transferor and the Transferee, the price for the transfer of the Subject Equity is ascertained to be RMB 13.5 million;

2.	The Parties hereto agree that the Transferee shall settle the transfer price in RMB, the specific payment method of which shall be that the Transferee shall make full payment within 6 months after the signing of this Agreement;

3.	Taxes due to be paid in relation to this transfer of equity shall be paid by the Parties hereto according to relevant laws and regulations.

III Validity

This Agreement shall take effect from the day on which it is signed by the respective authorized representatives of both parties.

IV Representations and Warranties of the Transferor

The Transferor hereby represents and warrants as follows:

1.	The Transferor is the legal person of the enterprise duly established and validly subsisted according to the laws of the PRC, and it has all necessary rights, powers and capacity to execute and perform any obligations and liabilities under this Agreement; and this Agreement shall be of legal and effective binding force on the Transferor once it is signed.

2.	The Transferor undertakes that the equity to be transferred is free from any pledge or other guarantee, or any third party claim.

3.	The Transferor and Liaoning Sunshine have not withheld any fact relating to Liaoning Sunshine that if disclosed would hinder the execution of this Agreement, or would cause the change of meaning of any clause in this Agreement.

4.	After the transfer of the Subject Equity to the Transferee, the above representations, warranties and commitments shall persist and take effect.

V Representations and Warranties of the Transferee

The Transferee hereby represents and warrants as follows:

1.	The Transferee is a legitimate Chinese citizen, and has all necessary rights, powers and capacity to execute and perform any obligations and liabilities under this Agreement; and this Agreement shall be of legal and effective binding force on the Transferee once it is signed.

2.	The execution, delivery and performance of this Agreement by the Transferee contravene no law, administrative regulation, transferee’s constitution or other similar documents, nor do they breach any contract, rule, verdict or adjudication made by any court or arbitration body that are binding on the Transferee or its property.

3.	After the completion of transfer of the Subject Equity, the above representations, warranties and commitments shall persist and take effect.

VI Confidentiality

Unless as required by relevant laws and regulations of the PRC, or by relevant competent government departments, without the consent of the other party, either party shall not, before the completion of the transaction contemplated in this Agreement, disclose any content of this Agreement to any third person other than the parties involved in such transaction.

VII Open Terms of this Agreement

Both the Transferor and the Transferee agree that, after signing this Agreement, any open terms of this Agreement is subject to further negotiation and a supplementary agreement. Such supplementary agreement shall form an integral part of this Agreement.

VIII Default Liability

Either party breaching any representation, warranty or undertaking made by it under this Agreement, or any article in this Agreement shall constitute a default. The defaulting party shall compensate the non-defaulting party fully and adequately.

IX Settlement of Disputes

Any dispute over this Agreement arisen in the performance of the same shall be settled by the Parties hereto through friendly consultation. In case the dispute cannot be settled through consultation, either party may sue at a court in the PRC with competent jurisdiction against the other party.

X Governing Law

The execution, validity, interpretation, performance of this Agreement, and the settlement of disputes hereof, all are governed by the laws of the PRC.

XI Rights under this Agreement

Without the written consent of the other party, either party shall not transfer its rights under this Agreement. This Agreement shall be binding on the successors and approved transferees of both parties.

XII Language of the Context

This Agreement is written in Chinese. The original is made in triplicate, with the Transferor, the Transferee and Liaoning Sunshine each retaining one copy thereof, respectively. Each original shall be of the same legal validity.

IN WITNESS WHEREOF, the Transferor and the Transferee hereby formally authorize their respective representatives to sign this Agreement as of the date and in the place first above written.

The Transferee: Shenyang Sunshine Pharmaceutical Company Limited

Authorized Representative: /s/ Dan Lou (affixed with the company seal of Shenyang Sunshine Pharmaceutical Company Limited)

The Transferee: Lou Dan

Signature:	/s/ Dan Lou